Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of this statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, no par value per share, of Eqonex Limited, and to the filing of this agreement as an exhibit thereto. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of April 29, 2022.

BIFINITY UAB

By:	/s/ Yu Helen Hai
Name:	Yu Helen Hai
Title:	President

CHANGPENG ZHAO

/s/ Changpeng Zhao